                         HOOPER HOLMES, INC. ANNOUNCES
                      SECOND QUARTER REVENUE ANTICIPATION


     Basking Ridge, N. J., May 19, 2000 - Hooper Holmes, Inc. (AMEX:HH) announced today that its April revenues indicate that the analysts consensus of $77 million of revenues for the second quarter of this year might be overly optimistic. It is possible that the "triple X" regulatory phenomenon that helped boost first quarter revenues may now be depressing revenue for the second quarter, as was indicated in the Company's first quarter conference call with analysts.

     Jim McNamee, Chairman, President and Chief Executive Officer said, "This is an industry wide phenomenon that appears to have caused some top line softness during our second quarter to date. The Company's fundamentals remain strong and we remain confident that if, as expected, the life insurance industry recovers later in the second quarter, the Company's revenues will, as well.

     Certain information contained herein includes information that is forward looking. The matters referred to in forward looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward looking statements are qualified in the entirety by cautionary statements contained in the Company's Securities and Exchange Commission filings.


                                 # # #